Exhibit 5.1

Occidental Petroleum Corporation
$900,000,000 5.875% Senior Notes due 2025
$600,000,000 6.375% Senior Notes due 2028
$1,500,000,000 6.625% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as counsel for Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of  $900,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2025 (the “2025 Notes”), $600,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2028 (the “2028 Notes”) and $1,500,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2030 (the “2030 Notes” and, together with the 2025 Notes and the 2028 Notes, the “Notes”), to be issued under the indenture dated as of August 8, 2019 (the “Base Indenture”), between the Company and The Bank of New York Mellon, N.A., as trustee (the “Trustee”), and the Officer’s Certificate of the Company dated as of August 26, 2020, establishing the terms of the Notes (the “Officer’s Certificate” and, together with the Base Indenture, the “Indenture”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indenture (and the forms of Notes contained therein) and the Registration Statement on Form S‑3 (Registration No. 333‑232928) filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2019 (the “Registration Statement”), with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”) of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies.  We also have assumed, with your consent, that the Indenture has been duly authorized, executed and delivered by, and represents a legal, valid and binding obligation of, the Trustee and that the Notes will conform to the respective forms thereof included in the Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that when the Notes are authenticated in accordance with the provisions of the Indenture and delivered and paid for, they will constitute valid and binding obligations of the Company.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporate Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement dated August 12, 2020 constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046

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